BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2021

BOCA RATON, Florida – November 3, 2021 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “BVH”) reported today its financial results for the quarter ended September  30, 2021.  The Company’s wholly owned subsidiary, Bluegreen Vacations Corporation (“Bluegreen”), is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations.

Alan B. Levan, Chairman and Chief Executive Officer of the Company and Bluegreen commented, “Approximately two years ago we announced the Bluegreen Renewal Program. We designed this initiative to address areas we believed were adversely impacted by inconsistent performance. The initiative reflects our company wide effort to revitalize sales, revenue growth and efficiency and I am pleased to report that Bluegreen’s results during the third quarter of 2021 reflect an all-time record of system-wide sales of VOIs; an all-time record of sales of vacation packages; and the achievement of one of the highest Adjusted EBITDA in the Company’s history.  ”

Key Highlights as of and for the Quarter Ended September 30, 2021:

•	Net income attributable to shareholders of $23.1 million.
•	Earnings Per Share (“EPS”) from continuing operations of $1.07.
•	System-wide sales of VOIs of $180.6 million in the third quarter of 2021 versus $104.3 million in the third quarter of 2020 and $170.4 million in the third quarter of 2019.
•	Adjusted EBITDA of $42.7 million. (1)
•	The Company repurchased approximately 1,007,000 shares of its Common Stock for an aggregate purchase price of approximately $20.9 million.

Key Highlights for the Nine Months Ended September 30, 2021:

•Net income attributable to shareholders of $45.6 million.

•EPS from continuing operations of $2.21.

•System-wide sales of VOIs of $451.1 million in the nine months ended September 30, 2021 versus $254.8 million in the nine months ended September 30, 2020 and $463.6 million in the nine months ended September 30, 2019.

•Adjusted EBITDA of $91.2 million. (1)

•Free cash flow of $74.6 million. (2)

(1) See appendix for reconciliation to net income attributable to shareholders for each respective period.

(2) Free cash flow is defined as cash from operating activities less capital expenditures.

Mr. Levan continued, “We are pleased with Bluegreen’s results during the third quarter of 2021.  Bluegreen achieved record third quarter system-wide sales of VOIs.  System-wide sales grew 6% during the third quarter of 2021 compared to the third quarter of 2019 and 73% compared to the third quarter of 2020.  We believe these achievements reflect the ongoing success of our ‘Bluegreen Renewal’ initiative, a company-wide effort to revitalize sales, revenue growth and efficiency.  We are also pleased to note that Bluegreen’s sales to new customers during the third quarter of 2021 represented 50% of system-wide sales of VOIs versus 48% in the third quarter of 2019, a sales mix which we believe will support net owner growth in the future.”

“Bluegreen’s new customer marketing efforts generally begin with the sale of a vacation package to a prospect. We sold 52,013 vacation packages in the third quarter of 2021, compared to 37,286 in the third quarter of 2020 and 49,821 in the third quarter of 2019. This represented a third quarter record for package sales, and we believe this achievement was due in large part to our ‘Bluegreen Renewal’ initiative.”

“We were very happy to see our owners’ continued enthusiasm for using the Bluegreen Vacation Club, as we experienced an overall occupancy rate during the third quarter of 2021 of approximately 84% at resorts with sales centers, an increase from the 70% occupancy we experienced in the third quarter of 2020 during the pandemic. The demand for resort stays from Bluegreen Vacation Club owners has been strong and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts will continue to serve as a growth driver.”

“Our efforts resulted in net income from continuing operations attributable to shareholders of $23.1 million during the third quarter of 2021 and a third quarter record $42.7 million of Adjusted EBITDA attributable to shareholders.  While we are excited by our third quarter results and energized and hopeful about the future, we continue to monitor the status of COVID-19, including cases in the markets where we operate, especially as we enter the fall and winter months when cases have historically increased.  In addition, labor availability has been a challenge in certain of our markets and we cannot predict the duration or severity of the impact of the pandemic and labor conditions on our operations in the future. However, I am very pleased with the way our team has navigated these complexities to date,”  Mr. Levan concluded.

# # #

Due to the volatility of results during the periods as a result of the varying impact of the COVID-19 pandemic, the Company has provided information for the third quarters of, and nine months ended September 30, 2021, 2020 and 2019.

Bluegreen’s Financial Results

(dollars in millions, except per share data)

	For the Three Months Ended September 30,							For the Nine Months Ended September 30,
	2021	2020	Q3 2021 vs Q3 2020 % Change		2019	Q3 2021 vs Q3 2019 % Change		2021	2020	YTD 2021 vs YTD 2020 % Change		2019	YTD 2021 vs YTD 2019 % Change

Total revenue	$214.5	$144.6	48.3%		$202.7	5.8%		$554.0	$370.0	49.7%		$560.5	(1.2)%
Income before non-controlling interest and provision for income taxes	$37.7	$17.4	116.7%		$30.4	24.0%		$80.9	$6.4	1,164.1%		$42.5	90.4%
Adjusted EBITDA Attributable to BVH (1)	$43.3	$22.4	93.3%		$37.0	17.0%		$95.1	$29.5	222.4%		$91.8	3.6%
Capital-light revenue (2) as a percentage of total revenue	71.8%	68.1%	370	bp	70.2%	160	bp	68.1%	72.3%	(420)	bp	76.3%	(820)	bp

(1)See Appendix for reconciliation of Bluegreen’s Adjusted EBITDA Attributable to BVH to Net Income Attributable to BVH.

(2)Bluegreen's "capital-light" revenue includes revenue from sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Bluegreen’s Adjusted EBITDA attributable to BVH for the quarter ended September 30, 2021 was $43.3 million, including $47.0 million generated from the Sales of VOIs and Financing Segment and $21.6 million produced by the Resort Operations and Club Management segment, partially offset by $21.2 million of corporate overhead and other expenses and $4.2 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/ Big Cedar Vacations LLC, Bluegreen’s 51% owned subsidiary.  Please see discussion of Segment Results below for further information.

Bluegreen’s Adjusted EBITDA attributable to BVH was $95.1 million for the nine months ended September 30, 2021, including $106.5 million generated from the Sales of VOIs and Financing Segment and $58.9 million produced by the Resort Operations and Club Management segment, partially offset by $60.0 million of corporate overhead and other expenses and $10.4 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see discussion of Segment Results below for further information.

Segment Results

(dollars in millions, except per guest and per transaction amounts)

Bluegreen’s Sales of VOIs and Financing Segment

	For the Three Months Ended September 30							For the Nine Months Ended September 30
	2021	2020	Q3 2021 vs Q3 2020 % Change		2019	Q3 2021 vs Q3 2019 % Change		2021	2020	YTD 2021 vs YTD 2020 % Change		2019	YTD 2021 vs YTD 2019 % Change

Sales of VOIs	$107.4	$59.3	81.1%		$66.3	62.0%		$255.1	$113.4	125.0%		$186.4	36.9%
Segment Adjusted EBITDA	$47.0	$26.3	78.7%		$41.6	13.0%		$106.5	$23.3	357.1%		$107.2	(0.7)%
Provision for loan losses	16.2%	16.7%	(50)	bp	19.8%	(360)	bp	16.8%	28.0%	1,120	bp	17.5%	(70)	bp
Cost of VOIs sold	7.0%	6.1%	90	bp	4.7%	230	bp	7.7%	7.7%	—	bp	9.4%	(170)	bp
Financing revenue, net of financing expense	$16.9	$15.5	9.0%		$15.0	12.7%		$47.9	$46.7	2.6%		$45.1	6.2%

Key Data Regarding Bluegreen’s System-wide sales of VOIs

	For the Three Months Ended September 30,							For the Nine Months Ended September 30,
	2021	2020	Q3 2021 vs Q3 2020 % Change		2019	Q3 2021 vs Q3 2019 % Change		2021	2020	YTD 2021 vs YTD 2020 % Change		2019	YTD 2021 vs YTD 2019 % Change

System-wide sales of VOIs	$180.6	$104.3	73.2%		$170.4	6.0%		$451.1	$254.8	77.0%		$463.6	(2.7)%
Segment Adjusted EBITDA	$47.0	$26.3	78.7%		$41.6	13.0%		$106.5	$23.3	357.1%		$107.2	(0.7)%
Number of total guest tours	62,449	36,268	72.2%		65,875	(5.2)%		155,803	83,022	87.7%		179,180	(13.0)%
Average sales price per transaction	$17,524	$17,094	2.5%		$14,799	18.4%		$17,280	$16,324	5.9%		$15,290	13.0%
Sales to tour conversion ratio	16.6%	16.9%	(30)	bp	17.6%	(100)	bp	16.8%	18.9%	(210)	bp	17.0%	(20)	bp
Sales volume per guest ("VPG")	$2,910	$2,889	0.7%		$2,609	11.5%		$2,911	$3,079	(5.5)%		$2,605	11.7%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	55.0%	51.4%	360	bp	51.8%	320	bp	54.2%	61.1%	(690)	bp	51.4%	280	bp
Provision for loan losses	16.2%	16.7%	(50)	bp	19.8%	(360)	bp	16.8%	28.0%	(1,120)	bp	17.5%	(70)	bp
Cost of VOIs sold	7.0%	6.1%	90	bp	4.7%	230	bp	7.7%	7.7%	—	bp	9.4%	(170)	bp

System-wide sales of VOIs were $180.6 million and $104.3 million during the three months ended September 30, 2021 and 2020, respectively, and $451.1 million and $254.8 million during the nine months ended September 30, 2021 and 2020, respectively.  Further, system-wide sales of VOIs for the third quarter of 2021 were 6%  higher than system-wide sales of VOIs for the third quarter of 2019, the most recent third quarter prior to the COVID-19 pandemic.  System-wide sales of VOIs are driven by guests who attend a timeshare sale presentation (a “guest tour”) that purchase a VOI. The number of guest tours is driven by the number of existing owner guests Bluegreen has staying at a resort with a sales center and new guests who agree to attend a sale presentation. System-wide sales of VOIs during the 2020 periods were negatively impacted by Bluegreen’s temporary closure of its VOI sales centers and marketing operations in the last week of March through May 2020 in response to the COVID-19 pandemic.  While the number of guest tours was 5% lower in the  third quarter of 2021 as compared to the third quarter of 2019, we believe that the Bluegreen Renewal initiative resulted in improvements to the average sales price per transaction as well as credit qualified guests, which drove the achievement of a third quarter record sales volume per guest or VPG.

Fee-based  Sales Commission Revenue

Fee-based sales commission revenue was $35.6 million during the third quarter of 2021, which represented approximately 68% of fee-based VOI sales during the quarter. Fee-based VOI sales represented 29% of system-wide sales of VOIs during the quarter. Fee-based VOI sales are expected to range from 25%-30% of system-wide sales of VOIs for the fourth quarter of 2021.

Fee-based sales commission revenue was $96.9 million during the nine months ended September 30, 2021, which represented approximately 67% of fee-based VOI sales for the period. Fee-based VOI sales represented 32% of system-wide sales of VOIs during the nine months ended September 30, 2021.

Cost of VOIs Sold

In the third quarter of 2021, Cost of VOIs sold represented 7% of sales of VOIs compared to 6% in the third quarter of 2020. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. The Cost of VOIs sold as a percentage of sales of VOIs increased during the three months ended September 30, 2021, as compared to the third quarter of 2020,  primarily due to sale of relatively higher cost VOIs partially offset by increased secondary market inventory purchases.  Cost of VOIs sold is expected to range from 9% to 11% for the fourth quarter of 2021.

Bluegreen’s Selling and Marketing Expenses

	For the Three Months Ended September 30							For the Nine Months Ended September 30
	2021	2020	Q3 2021 vs Q3 2020 % Change	2019		Q3 2021 vs Q3 2019 % Change		2021	2020	YTD 2021 vs YTD 2020 % Change	2019		YTD 2021 vs YTD 2019 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	55.0%	51.4%	360	bp	51.8%	320	bp	54.2%	61.1%	(690)	bp	51.4%	280	bp
Number of Bass Pro and Cabela's marketing locations	123	92	33.7%		75	64.0%		123	92	33.7%		75	64.0%
Number of vacation packages outstanding, beginning of the period (1)	163,738	149,620	9.4%		168,420	(2.8)%		121,915	169,294	(28.0)%		163,100	(25.3)%
Number of vacation packages sold	52,013	37,286	39.5%		49,821	4.4%		157,643	88,332	78.5%		150,222	4.9%
Number of vacation packages outstanding, end of the period (1)	174,496	134,619	29.6%		163,205	6.9%		174,496	134,619	29.6%		163,205	6.9%

(1)Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured but purchased an additional vacation package.

Selling and marketing expenses were 55% of system-wide sales of VOIs during the 2021 third quarter.  During the third quarter of 2021, Bluegreen opened marketing kiosks in eleven additional Cabela’s locations where it has continued its efforts to market and sell mini-vacation packages.  These and other mini-vacation marketing programs resulted in the sale of over 52,000 vacation packages during the third quarter of 2021. As compared to the third quarter of 2019, this reflects an increase of over 4% in vacation package sales, driven by growth in the Bass Pro/Cabela’s channel, partially offset by lower vacation package sales through the Choice Hotels program and other marketing programs that were reduced or terminated or otherwise adversely impacted by COVID-19 or other factors. The active pipeline of vacation packages increased to 174,496 at September 30, 2021 from 163,738 at June  30, 2021, based on new vacation package sales during the quarter,  net of vacation packages used or expired. While there is no assurance that this will continue to be the case, historically, approximately 44% of vacation packages resulted in a timeshare tour at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 17,300 vacation packages held by customers who have already toured, some of whom have already purchased a VOI and have indicated they would tour again, and over 73,000 vacation packages that were purchased over 12 months prior to September 30, 2021.  Bluegreen has several programs in place to attempt to reactivate those vacation packages to promote future travel and in turn potential future VOI sales.

As previously described, in response to the COVID-19 pandemic, Bluegreen temporarily ceased marketing activities from the last week of March 2020 through most of May 2020. During the three and nine months ended September 30, 2020, Bluegreen incurred $0.1 million and $4.0 million, respectively, in severance expense and $1.4 million and $12.3 million, respectively, of payroll and benefits expenses relating to employees who were then on temporary furlough or reduced work hours as a result of the impact of the COVID-19 pandemic. There were no such severance or furlough expenses during the 2021 periods.

Bluegreen’s Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based VOI sales during the period and Bluegreen’s estimates of future notes receivable performance for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was 16%  during the third quarter of 2021 and 17% during the third quarter of 2020. The provision for loan losses applied to new loans during the third quarter of 2021 was 25%, which was consistent with the prior year quarter.

The COVID-19 pandemic has at times had a material adverse impact on unemployment in the United States and economic conditions in general and the ongoing impact continues to be uncertain. There is no assurance that the allowance for loan losses will prove to be adequate.

Bluegreen’s Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable increased 10%  to $20.9 million in the third quarter of 2021 compared to the third quarter of 2020, which was the result of a higher notes receivable balance due to higher sales of VOIs during the third quarter of 2021. Interest expense on receivable-backed notes payable decreased 3% to $3.8 million in the third quarter of 2021 compared to the third quarter of 2020, primarily due to lower outstanding receivable-backed notes payable balances and a lower weighted-average cost of borrowings due to lower market interest rates.

Bluegreen’s Resort Operations and Club Management Segment

(dollars in millions)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2021	2020	Q3 2021 vs Q3 2020 % Change	2019	Q3 2021 vs Q3 2019 % Change	2021	2020	YTD 2021 vs YTD 2020 % Change	2019	YTD 2021 vs YTD 2019 % Change

Resort operations and club management revenue	$46.9	$42.2	11.1%	$47.3	(0.8)%	$133.3	$124.9	6.7%	$132.9	0.3%
Segment Adjusted EBITDA	$21.6	$16.5	30.9%	$15.5	39.4%	$58.9	$50.5	16.6%	$45	30.9%
Resorts managed	49	49	—%	49	—%	49	49	—%	49	—%

In the third quarter of 2021, resort operations and club management revenue increased 11% to $46.9 million from $42.2 million in the prior year quarter, both due to an increase in revenue from resort retail operations and third-party rental commissions, which impact Segment Adjusted EBITDA, and an increase in cost reimbursement revenue, which does not impact Segment Adjusted EBITDA.  The increase in cost reimbursement revenue in the third quarter of 2021 compared to the third quarter of 2020 was primarily attributable to the temporary reduction in headcount and operating cost at resorts in the quarter ended September 30, 2020 due to the actions taken in connection with the COVID-19 pandemic.  Net of cost reimbursement revenue, resort operations and club management revenue increased 6% during the quarter ended September 30, 2021 as compared to the quarter ended September 30, 2020. Segment Adjusted EBITDA increased 31% to $21.6 million in the third quarter of 2021 from $16.5  million in the third quarter of 2020.

For the nine months ended September 30, 2021, resort operations and management club revenue increased 7% to $133.3 million from $124.9 million in the prior year period, primarily due to an increase in cost reimbursement revenue, which does not impact Segment Adjusted EBITDA.  The increase in cost reimbursement revenue in the 2021 period as compared to the 2020 period was primarily attributable to the temporary reduction in headcount and operating costs in the nine months ended September 30, 2020 due to actions taken in response to the COVID-19 pandemic.  Net of cost reimbursement revenue, resort operations and club management revenue increased 5% during the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. This increase was primarily attributable to increased resort retail operations and third-party rental commissions.  Segment Adjusted EBITDA increased 17% to $58.9 million during the nine months ended September 30, 2021 from $50.5 million in the comparable prior year period.

Corporate Overhead, Administrative Expenses and Interest Expense

Corporate General and Administrative Expenses

The Company’s parent company level corporate general and administrative expenses were $0.6 million and $2.0 million during the three and nine months ended September 30, 2021, respectively, and $41.6 million and $58.8 million during the three and nine months ended September 20, 2020, respectively.  Corporate general and administrative expenses during periods subsequent to the Company’s September 2020 spin-off of BBX Capital (which holds the Company’s historical businesses and investments other than Bluegreen) consist primarily of costs associated with the Company being a publicly traded company (including, but not limited to executive compensation, shareholder relations, and legal and accounting fees and expenses). Expenses for the 2020 periods reflect an acceleration of the vesting of unvested restricted stock awards and payments to settle BVH’s long term incentive program for 2020, in each case, in anticipation of the spin-off, which in the aggregate resulted in $32.6 million of compensation expense for the three and nine months ended September 30, 2020, and an additional $1.8 million of other costs associated with the spin-off.

Bluegreen’s general and administrative expenses were $23.8 million and $67.5 million during the three and nine months ended September 30, 2021, respectively, and $20.3 million and $48.6 million during the three and nine months ended September 30, 2020, respectively. The increase was primarily due to increased employee benefits and higher executive and management incentive compensation during the three and nine months ended September 30, 2021 as compared to the three and nine months ended September 30, 2020.

Interest Expense

The Company’s interest expense, excluding Bluegreen, for the three and nine months ended September 30, 2021 was $1.8 million and $5.5 million, respectively, and $0.9 million and $3.0 million for the three and nine months ended September 30, 2020, respectively. Interest expense for the three and nine months ended September 30, 2021 include $1.1 million and $3.4 million, respectively, of interest expense on the Company’s $75.0 million note payable to BBX Capital, which was issued in connection with the spin-off of BBX Capital in September 2020. This increase is partially offset during the 2021 periods compared to the 2020 periods by lower variable interest rates on junior subordinated debentures of a subsidiary of the Company and BVH’s repayment in full during August 2020 of its $80.0 million note payable to Bluegreen. The interest expense on the $80.0 million note to Bluegreen and the related interest income recognized by Bluegreen are eliminated in the Company’s consolidated statements of operations for the 2020 periods.

Bluegreen’s interest expense not related to receivable-backed debt was $3.0 million and $9.9 million during the three and nine months ended September 30, 2021, respectively, and $3.4 million and $11.9 million during the three and nine months ended September 30, 2020, respectively. The decrease in Bluegreen’s interest expense during the three and nine months ended September 30, 2021 was primarily due to lower outstanding debt balances as compared to the three and nine months ended September 30, 2020.

Share Repurchase Program

On August 9, 2021, the Company announced that its Board of Directors approved a share repurchase program which authorizes the Company, in management’s discretion, to repurchase shares from time to time, subject to market conditions and other factors considered by management, at an aggregate purchase price of up to $40 million.  Since the inception of the share repurchase program, the Company has repurchased approximately 988,000 shares of its Class A Common Stock and approximately 19,000 shares of its Class B Common Stock  for an aggregate purchase price of approximately $20.9 million.  The share repurchase program replaced the Company’s previous share repurchase program, which was terminated in connection the adoption of the new program.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2020, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, which is expected to be filed with the SEC on or about November 3, 2021 and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About the Company:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a Florida-based holding company whose operations relate to the operations of its wholly owned subsidiary, Bluegreen Vacations Corporation, a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks.  The Company, through Bluegreen Vacations Corporation, also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the value of any shares repurchased by the Company, the timing of any share repurchases, and the availability of funds for the repurchase of shares; risks relating to Bluegreen’s business, operations and financial results; risks related to the COVID-19 pandemic and the recovery from the COVID-19 pandemic, including that the pandemic may continue to be prolonged and any recovery from the pandemic may not favorably impact Bluegreen’s results to the extent anticipated or at all; competitive conditions; labor market conditions, including shortages of labor, and its impact on operations; risks relating to our and Bluegreen’s liquidity and the availability of capital; risks that Bluegreen’s default rates may increase and exceed expectations, including due to the impact on consumers of the COVID-19 pandemic and if Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful; risks related to our and Bluegreen’s indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of the COVID-19 pandemic on Bluegreen’s consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that Bluegreen’s resort management fees and  finance operations may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program, may not result in the benefits anticipated, including increased VOI sales, that sales from marketing alliances and other arrangements or otherwise may not return to pre-pandemic levels, that any future expansion into additional Bass Pro or Cabela’s stores may not meet Bluegreen’s expectations or goals, and there is no assurance that Bluegreen will continue to have marketing operations at all of the Bass Pro and Cabela’s stores where it currently conducts marketing operations;  the risk that vacation package sales, including those in the pipeline,  may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that Bluegreen’s allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future; our and Bluegreen’s ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth, including that the Bluegreen Renewal initiative may not result in increased sales, revenues or efficiencies, or otherwise be successful, and that efforts to reactivate vacation packages sold over twelve months ago may not be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resorts, including the condominium collapse which occurred in close proximity to Bluegreen’s resort in Surfside, Florida and which has result in the temporary closure of such resort, may cause liabilities that are not adequately covered by insurance and closures of operations that may have a significant adverse impact on the results of operations and cash flow; risks related to the mix of sales to new customers and existing owners, including that it may not support net owner growth in the future; our expectations with respect to fee-based sales as a percentage of system-wide sales and Cost of VOIs sold for the remainder of 2021 may not prove to be accurate, and costs may be greater than expected; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 1, 2021 (including the “Risk Factors” section thereof), and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, which is expected to be filed on or about November 3, 2021. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

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BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$216,567	$221,118
Restricted cash ($17,341 and $20,469 in VIEs at September 30, 2021
and December 31, 2020, respectively)	44,671	35,986
Notes receivable	589,277	551,393
Less: Allowance for loan losses	(152,540)	(142,044)
Notes receivable, net ($257,947 and $292,021 in VIEs
at September 30, 2021 and December 31, 2020, respectively)	436,737	409,349
Vacation ownership interest ("VOI") inventory	341,562	347,122
Property and equipment, net	89,868	90,049
Intangible assets, net	61,369	61,431
Operating lease assets	35,016	34,415
Prepaid expenses	19,792	9,367
Other assets	38,075	41,282
Total assets	$1,283,657	$1,250,119

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$15,375	$10,559
Deferred income	14,680	15,745
Accrued liabilities and other	133,175	93,971
Receivable-backed notes payable - recourse	22,501	38,500
Receivable-backed notes payable - non-recourse ($297,531 and $341,532
in VIEs at September 30, 2021 and December 31, 2020, respectively)	358,526	355,833
Note payable to BBX Capital, Inc.	75,000	75,000
Other notes payable and borrowings	108,979	138,386
Junior subordinated debentures	134,694	138,177
Operating lease liabilities	38,662	35,904
Deferred income taxes	83,512	85,314
Total liabilities	985,104	987,389
Commitments and contingencies
Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 17,312,422 in 2021 and 15,624,091 in 2020	173	156
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,412 in 2021 and 3,693,596 in 2020	37	37
Additional paid-in capital	179,892	177,104
Accumulated earnings	56,188	10,586
Total Bluegreen Vacations Holding Corporation equity	236,290	187,883
Non-controlling interest	62,263	74,847
Total equity	298,553	262,730
Total liabilities and equity	$1,283,657	$1,250,119

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:
Gross sales of VOIs	$128,090	$71,149	$306,640	$157,530
Provision for loan losses	(20,707)	(11,884)	(51,514)	(44,083)
Sales of VOIs	107,383	59,265	255,126	113,447
Fee-based sales commission revenue	35,585	22,119	96,921	64,619
Other fee-based services revenue	31,920	27,831	91,259	83,558
Cost reimbursements	18,699	15,684	50,859	46,654
Interest income	20,931	19,345	59,787	59,963
Other income, net	—	—	157	186
Total revenues	214,518	144,244	554,109	368,427
Costs and Expenses:
Cost of VOIs sold	7,482	3,597	19,675	8,734
Cost of other fee-based services	11,768	20,861	44,500	61,107
Cost reimbursements	18,699	15,684	50,859	46,654
Interest expense	8,660	8,212	27,271	27,668
Selling, general and administrative expenses	132,496	120,932	338,246	281,237
Other expense, net	121	339	—	—
Total costs and expenses	179,226	169,625	480,551	425,400
Income (loss) before income taxes	35,292	(25,381)	73,558	(56,973)
(Provision) benefit for income taxes	(7,975)	497	(16,858)	(441)
Income (loss) from continuing operations	27,317	(24,884)	56,700	(57,414)
Discontinued operations
Loss from discontinued operations	—	(5,516)	—	(41,593)
Benefit for income taxes	—	7,926	—	9,067
Net income (loss) from discontinued operations	—	2,410	—	(32,526)
Net income (loss)	27,317	(22,474)	56,700	(89,940)
Less: Income attributable to noncontrolling interests - continuing operations	4,190	3,358	11,098	4,314
Less: Loss attributable to noncontrolling interests - discontinued operations	—	(510)	—	(4,822)
Net income (loss) attributable to shareholders	$23,127	$(25,322)	$45,602	$(89,432)

Basic earnings (loss) per share from continuing operations	$1.07	$(1.51)	$2.21	$(3.35)
Basic earnings (loss) per share from discontinued operations	—	0.16	—	(1.50)
Basic earnings (loss) per share	$1.07	$(1.35)	$2.21	$(4.85)
Diluted earnings (loss) per share from continuing operations	$1.06	$(1.51)	$2.21	$(3.35)
Diluted earnings (loss) per share from discontinued operations	—	0.16	—	(1.50)
Diluted earnings (loss) per share (1)	$1.06	$(1.35)	$2.21	$(4.85)
Cash dividends declared per Class A and B common shares	$—	$—	$—	$—

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
(in thousands)
Net income (loss) attributable to shareholders	$23,127	$(28,242)	$45,602	$(61,728)
Net income attributable to the non-controlling interest continuing operations	4,190	3,358	11,098	4,314
Net Income (loss)	27,317	(24,884)	56,700	(57,414)
Add: Depreciation and amortization	3,945	3,891	11,678	11,680
Less: Interest income (other than interest earned on
VOI notes receivable)	(77)	(296)	(267)	(1,705)
Add: Interest expense - corporate and other	4,811	4,302	15,353	14,923
Add: Franchise taxes	77	101	173	118
Add: Provision (benefit) for income taxes	7,975	(497)	16,858	441
EBITDA	44,048	(17,383)	100,495	(31,957)
Add: Shared-based compensation expense (1)	457	—	608	—
Loss (gain) on assets held for sale	12	283	(24)	326
Add: Severance and other (2)	2,403	663	2,403	6,660
Adjusted EBITDA	46,920	(16,437)	103,482	(24,971)
Adjusted EBITDA attributable to the non-controlling interest	(4,221)	(4,241)	(12,250)	(6,228)
Adjusted EBITDA attributable to shareholders	$42,699	$(20,678)	$91,232	$(31,199)

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO BVH RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
(in thousands)
Bluegreen's net income (loss) attributable to BVH	$25,108	$9,901	$52,107	$1,272
Net income attributable to the non-controlling interest
in Bluegreen/Big Cedar Vacations	4,190	2,644	10,237	4,021
Bluegreen Net Income	29,298	12,545	62,344	5,293
Add: Depreciation and amortization	3,945	3,891	11,678	11,680
Less: Interest income (other than interest earned on
VOI notes receivable)	(83)	(623)	(241)	(3,388)
Add: Interest expense - corporate and other	2,998	3,409	9,903	11,932
Add: Franchise taxes	78	101	197	118
Add: Provision for income taxes	8,399	4,850	18,550	1,073
EBITDA	44,635	24,173	102,431	26,708
Add: Share - based compensation expense (1)	457	—	608	—
Loss (gain) on assets held for sale	12	283	(24)	326
Add: Severance and other (2)	2,403	663	2,403	6,660
Adjusted EBITDA	47,507	25,119	105,418	33,694
Adjusted EBITDA attributable to the non-controlling
interest in Bluegreen/Big Cedar Vacations	(4,221)	(2,670)	(10,361)	(4,161)
Adjusted EBITDA attributable to BVH	$43,286	$22,449	$95,057	$29,533

The Company defines EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable), income and franchise taxes and depreciation and amortization.  The Company defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and other items that the Company believes is not representative of ongoing operating results.  Accordingly, the Company excludes certain items such as severance charges net of employee retention tax credits and incremental costs associated with the COVID-19 pandemic. The Company defines Adjusted EBITDA Attributable to Shareholders as Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest) and Bluegreen (in which the Company owned a 93% interest until May 5, 2021 when the Company acquired all of the 7% of the outstanding shares of Bluegreen’s common stock not previously owned by the Company through a statutory short-form merger). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders calculations for each period presented, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

The Company considers EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing the Company’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, the Company’s working capital needs; (ii) the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) the Company’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)(2)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
(in thousands)	2021	2020	2019		2021		2020		2019
Gross sales of VOIs	$128,090	$71,149	$82,729		$306,640		$157,530		$225,834
Add: Fee-Based sales	52,474	33,159	87,646	—	144,413	—	97,266	—	237,793
System-wide sales of VOIs	$180,564	$104,308	$170,375		$451,053		$254,796		$463,627

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.

(2)

Due to the volatility of results during the periods as a result of the varying impact of the COVID-19 pandemic, the Company has provided information for the third quarters of, and nine months ended September 30, 2021, 2020 and 2019.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Nine Months Ended September 30,
(in thousands)	2021	2020
Net cash provided by operating activities	$86,072	$3,161
Purchases of property and equipment	(11,478)	(9,970)
Free Cash Flow	$74,594	$(6,809)

(1)

Free cash flow is a non-GAAP measure and is defined as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,
	2021		2020
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$53,338	30%	$37,314	36%
Secondary Market sales	74,109	41	24,076	23
Fee-Based sales	52,474	29	33,159	32
Just in Time sales	3,668	2	14,845	14
Less: Equity trade allowances (6)	(3,025)	(2)	(5,086)	(5)
System-wide sales of VOIs	180,564	100%	104,308	100%
Less: Fee-Based sales	(52,474)	(29)	(33,159)	(32)
Gross sales of VOIs	128,090	71	71,149	68
Provision for loan losses (2)	(20,707)	(16)	(11,884)	(17)
Sales of VOIs	107,383	59	59,265	57
Cost of VOIs sold (3)	(7,482)	(7)	(3,597)	(6)
Gross profit (3)	99,901	93	55,668	94
Fee-Based sales commission revenue (4)	35,585	68	22,119	67
Financing revenue, net of financing expense	16,929	9	15,545	15
Other fee-based services, title operations and other, net	2,741	2	481	0
Net carrying cost of VOI inventory	(4,036)	(2)	(9,663)	(9)
Selling and marketing expenses	(99,261)	(55)	(53,613)	(51)
General and administrative expenses - sales and marketing	(8,760)	(5)	(5,889)	(6)
Operating profit - sales of VOIs and financing	43,099	24%	24,648	24%
Add: Depreciation and amortization	1,515		1,405
Add: Severance and other	2,403		208
Adjusted EBITDA - sales of VOIs and financing	$47,017		$26,261

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or Just in Time sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.
(6)

Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.  Subject to certain exceptions, equity trade allowances were generally eliminated in June 2020.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Nine Months Ended September 30,
	2021		2020
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$157,992	35%	$128,396	50%
Secondary Market sales	143,527	32	98,576	39
Fee-Based sales	144,413	32	97,266	38
Just in Time sales	16,834	4	20,453	8
Less: Equity trade allowances (6)	(11,713)	(3)	(89,895)	(35)
System-wide sales of VOIs	451,053	100%	254,796	100%
Less: Fee-Based sales	(144,413)	(32)	(97,266)	(38)
Gross sales of VOIs	306,640	68	157,530	62
Provision for loan losses (2)	(51,514)	(17)	(44,083)	(28)
Sales of VOIs	255,126	57	113,447	45
Cost of VOIs sold (3)	(19,675)	(8)	(8,734)	(8)
Gross profit (3)	235,451	92	104,713	92
Fee-Based sales commission revenue (4)	96,921	67	64,619	66
Financing revenue, net of financing expense	47,854	11	46,658	18
Other fee-based services, title operations and other, net	6,375	1	2,364	1
Net carrying cost of VOI inventory	(17,927)	(4)	(28,490)	(11)
Selling and marketing expenses	(244,392)	(54)	(155,597)	(61)
General and administrative expenses - sales and marketing	(24,559)	(5)	(19,372)	(8)
Operating profit - sales of VOIs and financing	99,723	22%	14,895	6%
Add: Depreciation and amortization	4,351		4,447
Add: Severance and other	2,403		3,977
Adjusted EBITDA - sales of VOIs and financing	$106,477		$23,319

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or Just in Time sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.
(6)

Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.  Subject to certain exceptions, equity trade allowances were generally eliminated in June 2020.